UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

Olaplex Holdings, Inc.
 (Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE PER SHARE
(Title of Class of Securities)

679369108
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679369108	SCHEDULE 13G	Page 2 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
499,468,771

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
499,468,771

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
499,468,771

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
76.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 3 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
499,468,771

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
499,468,771

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
499,468,771

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
76.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 4 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
499,468,771

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
499,468,771

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
499,468,771

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
76.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 5 of 34 Pages
1	NAMES OF REPORTING PERSONS
GPE IX GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
386,698,084

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
386,698,084

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
386,698,084

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
59.1%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 6 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
178,649,759

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
178,649,759

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
178,649,759

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
27.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 7 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
36,196,850

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
36,196,850

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
36,196,850

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 8 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,695,785

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
14,695,785

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,695,785

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 9 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,716,152

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,716,152

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,716,152

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 10 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
50,735,073

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
50,735,073

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,735,073

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 11 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
58,304,526

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
58,304,526

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
58,304,526

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 12 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
32,399,939

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
32,399,939

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
32,399,939

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 13 of 34 Pages
1	NAMES OF REPORTING PERSONS
GPE IX GP S.à r.l

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
89,164,976

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
89,164,976

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89,164,976

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 14 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-A SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
53,588,842

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
53,588,842

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
53,588,842

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 15 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-D SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
11,181,639

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
11,181,639

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,181,639

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 16 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX-E SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
23,162,376

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
23,162,376

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,162,376

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.5% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 17 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent International GPE IX Strategic Investors SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,232,119

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,232,119

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,232,119

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 18 of 34 Pages
1	NAMES OF REPORTING PERSONS
AP GPE IX GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
23,605,711

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
23,605,711

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,605,711

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 19 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
943,950

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
943,950

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
943,950

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 20 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,369,396

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,369,396

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,369,396

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 21 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,510,717

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,510,717

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,510,717

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 22 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
571,802

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
571,802

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
571,802

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 23 of 34 Pages
1	NAMES OF REPORTING PERSONS
Advent Partners GPE IX-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,209,846

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,209,846

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,209,846

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
The percent of class was calculated based on 654,733,052 shares of Common Stock outstanding as of November 3, 2023, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2023.

CUSIP No. 679369108	SCHEDULE 13G	Page 24 of 34 Pages
Item 1.		Issuer

	(a)	Name of Issuer:

Olaplex Holdings, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

Not applicable.
Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)          Advent International, L.P., a Delaware limited partnership (f/k/a Advent International Corporation);
(ii)         Advent International GP, LLC, a Delaware limited liability company;
(iii)        Advent International GPE IX, LLC, a Delaware limited liability company;
(iv)        GPE IX GP Limited Partnership, a Cayman Islands limited partnership;
(v)          Advent International GPE IX Limited Partnership, a Cayman Islands limited partnership;
(vi)        Advent International GPE IX-B Limited Partnership, a Cayman Islands limited partnership;
(vii)       Advent International GPE IX-C Limited Partnership, a Cayman Islands limited partnership;
(viii)      Advent International GPE IX-F Limited Partnership, a Cayman Islands limited partnership;
(ix)        Advent International GPE IX-G Limited Partnership, a Cayman Islands limited partnership;
(x)         Advent International GPE IX-H Limited Partnership, a Cayman Islands limited partnership;
(xi)        Advent International GPE IX-I Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (v)-(xi), the “Advent IX Cayman Funds”);
(xii)       GPE IX GP S.à.r.l., a Luxembourg Société à responsabilité limitée;
(xiii)      Advent International GPE IX-A SCSp, a Luxembourg société en commandite spéciale;
(xiv)      Advent International GPE IX-D SCSp, a Luxembourg société en commandite spéciale;
(xv)       Advent International GPE IX-E SCSp, a Luxembourg société en commandite spéciale;
(xvi)      Advent International GPE IX Strategic Investors Scsp, a Luxembourg société en commandite spéciale; (the funds set forth in the foregoing clauses (xiii)-(xvi), the “Advent IX Luxembourg Funds”);
(xvii)     AP GPE IX GP Limited Partnership, a Delaware limited partnership;
(xviii)    Advent Partners GPE IX Limited Partnership, a Delaware limited partnership;
(xix)      Advent Partners GPE IX-A Limited Partnership, a Delaware limited partnership;
(xx)       Advent Partners GPE IX Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxi)      Advent Partners GPE IX-A Cayman Limited Partnership, a Cayman Islands limited partnership;
(xxii)     Advent Partners GPE IX-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xviii)-(xxii), the “Advent IX Partners Funds” and together with the Advent IX Luxembourg Funds and the Advent IX Cayman Funds, the “Advent IX Funds”).

GPE IX GP Limited Partnership is the general partner of the Advent IX Cayman Funds, GPE IX GP S.à r.l. is the general partner of the Advent IX Luxembourg Funds, and AP GPE IX GP Limited Partnership is the general partner of the Advent IX Partners Funds. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership and AP GPE IX GP Limited Partnership, and is the manager of GPE IX GP S.à r.l. Advent International, L.P. is the manager of Advent International GPE IX, LLC, and Advent International GP, LLC is the general partner of Advent International, L.P. Each of Advent International, L.P. and Advent International GP, LLC may be deemed to have voting and dispositive power over the shares held by the Advent IX Luxembourg Funds, the Advent IX Cayman Funds and the Advent IX Partners Funds.

The address of the principal business and the principal office of the Reporting Persons is Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-8069.

During 2023, Advent International Corporation effected a change in the form of entity and became Advent International, L.P. Accordingly, Advent International GP, LLC, which is the general partner of Advent International, L.P., has been added as a Reporting Person on this Schedule 13G.

CUSIP No. 679369108	SCHEDULE 13G	Page 25 of 34 Pages
	(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share ( “Common Stock”)

	(e)	CUSIP Number: 33748L101

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4.	Ownership.

	(a) -- (c)	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International, L.P.	499,468,771	499,468,771	—	499,468,771	—	76.3%
Advent International GP, LLC	499,468,771	499,468,771	—	499,468,771	—	76.3%
Advent International GPE IX, LLC	499,468,771	499,468,771	—	499,468,771	—	76.3%
GPE IX GP Limited Partnership	386,698,084	386,698,084	—	386,698,084	—	59.1%
Advent International GPE IX Limited Partnership	178,649,759	178,649,759	—	178,649,759	—	27.3%
Advent International GPE IX-B Limited Partnership	36,196,850	36,196,850	—	36,196,850	—	5.5%
Advent International GPE IX-C Limited Partnership	14,695,785	14,695,785	—	14,695,785	—	2.2%
Advent International GPE IX-F Limited Partnership	15,716,152	15,716,152	—	15,716,152	—	2.4%
Advent International GPE IX-G Limited Partnership	50,735,073	50,735,073	—	50,735,073	—	7.7%
Advent International GPE IX-H Limited Partnership	58,304,526	58,304,526	—	58,304,526	—	8.9%

CUSIP No. 679369108	SCHEDULE 13G	Page 26 of 34 Pages
Advent International GPE IX-I Limited Partnership	32,399,939	32,399,939	—	32,399,939	—	4.9%
GPE IX GP S.à r.l	89,164,976	89,164,976	—	89,164,976	—	13.6%
Advent International GPE IX-A SCSp	53,588,842	53,588,842	—	53,588,842	—	8.2%
Advent International GPE IX-D SCSp	11,181,639	11,181,639	—	11,181,639	—	1.7%
Advent International GPE IX-E SCSp	23,162,376	23,162,376	—	23,162,376	—	3.5%
Advent International GPE IX Strategic Investors SCSp	1,232,119	1,232,119	—	1,232,119	—	0.2%
AP GPE IX GP Limited Partnership	23,605,711	23,605,711	—	23,605,711	—	3.6%
Advent Partners GPE IX Limited Partnership	943,950	943,950	—	943,950	—	0.1%
Advent Partners GPE IX-A Limited Partnership	1,369,396	1,369,396	—	1,369,396	—	0.2%
Advent Partners GPE IX Cayman Limited Partnership	5,510,717	5,510,717	—	5,510,717	—	0.8%
Advent Partners GPE IX-A Cayman Limited Partnership	571,802	571,802	—	571,802	—	0.1%
Advent Partners GPE IX-B Cayman Limited Partnership	15,209,846	15,209,846	—	15,209,846	—	2.3%

CUSIP No. 679369108	SCHEDULE 13G	Page 27 of 34 Pages
Item 5.
Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

CUSIP No. 679369108	SCHEDULE 13G	Page 28 of 34 Pages
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024	ADVENT INTERNATIONAL, L.P. By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024	By: ADVENT INTERNATIONAL GP, LLC

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE IX-A SCSP
ADVENT INTERNATIONAL GPE IX-D SCSP
ADVENT INTERNATIONAL GPE IX-E SCSP
ADVENT INTERNATIONAL GPE IX STRATEGIC INVESTORS SCSP

By: GPE IX GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P.,
MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE IX LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-B LIMITED PARTNERSHIP

CUSIP No. 679369108	SCHEDULE 13G	Page 29 of 34 Pages
ADVENT INTERNATIONAL GPE IX-C LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-F LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-G LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-I LIMITED

By: GPE IX GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P.,
MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024
ADVENT PARTNERS GPE IX LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE IX GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER

By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 679369108	SCHEDULE 13G	Page 30 of 34 Pages
Date: February 14, 2024	GPE IX GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE IX, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P.,
MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE IX GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE IX, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER
/s/ Neil Crawford
Name: Neil Crawford
Date: February 14, 2024	Title: Vice President of Finance
AP GPE IX GP LIMITED PARTNERSHIP By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL, L.P., MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER /s/ Neil Crawford
Name: Neil Crawford Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE IX, LLC

By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 679369108	SCHEDULE 13G	Page 31 of 34 Pages
EXHIBIT 99.1
JOINT FILING AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(1) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Date: February 14, 2024	ADVENT INTERNATIONAL, L.P. By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	Vice President of Finance

Date: February 14, 2024	By: ADVENT INTERNATIONAL GP, LLC

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE IX-A SCSP
ADVENT INTERNATIONAL GPE IX-D SCSP
ADVENT INTERNATIONAL GPE IX-E SCSP
ADVENT INTERNATIONAL GPE IX STRATEGIC INVESTORS SCSP

By: GPE IX GP S.A.R.L., GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P.,
MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 679369108	SCHEDULE 13G	Page 32 of 34 Pages
Date: February 14, 2024	ADVENT INTERNATIONAL GPE IX LIMITED
PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-C LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-F LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-G LIMITED PARTNERSHIP ADVENT INTERNATIONAL GPE IX-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-I LIMITED

By: GPE IX GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P.,
MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024
ADVENT PARTNERS GPE IX LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-B CAYMAN LIMITED PARTNERSHIP

By: ADVENT GPE IX GP LIMITED PARTNERSHIP, GENERAL PARTNER
By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER

By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

CUSIP No. 679369108	SCHEDULE 13G	Page 33 of 34 Pages
Date: February 14, 2024	GPE IX GP S.A.R.L.

By: ADVENT INTERNATIONAL GPE IX, LLC,
MANAGER

/s/ Justin Nuccio
Name: Justin Nuccio
Title: Manager

By: ADVENT INTERNATIONAL, L.P.,
MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance

Date: February 14, 2024	GPE IX GP LIMITED PARTNERSHIP

By: ADVENT INTERNATIONAL GPE IX, LLC,
GENERAL PARTNER
By: ADVENT INTERNATIONAL, L.P., MANAGER
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Date: February 14, 2024	Title: Vice President of Finance
AP GPE IX GP LIMITED PARTNERSHIP By: ADVENT INTERNATIONAL GPE IX, LLC, GENERAL PARTNER By: ADVENT INTERNATIONAL, L.P., MANAGER By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER /s/ Neil Crawford
Name: Neil Crawford Title: Vice President of Finance

Date: February 14, 2024	ADVENT INTERNATIONAL GPE IX, LLC

By: ADVENT INTERNATIONAL, L.P., MANAGER

CUSIP No. 679369108	SCHEDULE 13G	Page 34 of 34 Pages
By: ADVENT INTERNATIONAL GP, LLC, GENERAL PARTNER

/s/ Neil Crawford
Name: Neil Crawford
Title: Vice President of Finance